Exhibit 99.1
FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
ICR, LLC
John Mills
310-954-1105
John.Mills@icrinc.com
ALIMERA SCIENCES REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS
Alimera will host a Conference Call at 4:30 PM ET Today to discuss Financial Results and provide an Update on Regulatory Developments
Cash, Cash Equivalents and Investments in Marketable Securities at June 30, 2011 Totaled $44.4 Million
ATLANTA, August 4, 2011 (GLOBE NEWSWIRE) — Alimera Sciences, Inc. (Nasdaq:ALIM) (“Alimera”), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the second quarter ended June 30, 2011. Alimera will host a conference call at 4:30 p.m. ET today to discuss these results and provide a regulatory update.
In December 2010, the U.S. Food and Drug Administration (“FDA”) issued a Complete Response Letter (“CRL”) to Alimera relating to its New Drug Application (“NDA”) for ILUVIEN in the treatment of diabetic macular edema (“DME”), which included data through month 24 of the FAME Study. Alimera submitted a response to the FDA on May 12, 2011, which addressed the issues raised in the CRL. The FDA classified Alimera’s response as a Class 2 resubmission, resulting in a six month review period and a Prescription Drug User Fee Act or PDUFA date of November 12, 2011. In July 2011, the FDA notified the Company that an advisory committee will not be called during this review.
“We believe that we have met all clinical endpoints for ILUVIEN and that our data supports the FDA’s efficacy and safety requirements,” said Dan Myers, Alimera’s president and CEO, “and we look forward to continuing to work with the FDA toward the approval of Iluvien.”
Second Quarter 2011 Financial Results
Net loss for the quarter ended June 30, 2011 was $5.2 million, or $0.17 per common share, compared to net loss of $4.8 million, or $0.20 per common share, for the second quarter ended June 30, 2010. Net loss per share was based on 31,354,243 weighted average shares outstanding for the second quarter of 2011 and 24,293,458 weighted average shares outstanding for the second quarter of 2010.

Research and development expenses for the second quarter of 2011 decreased to $1.8 million, compared to $4.1 million for the second quarter of 2010, primarily due to approximately $1.6 million in costs to file the Company’s NDA in the United States with the FDA in May of 2010 and $1.2 million in costs associated with its FAME Study. Offsetting this decrease was an increase in costs associated with contracting with medical science liaisons on behalf of Alimera.
General and administrative expenses in the second quarter of 2011 were $1.9 million, compared to $1.2 million for the second quarter of 2010. This increase was primarily due to costs associated with operating as a public company.
Marketing expenses in the second quarter of 2011 were $1.3 million, compared to $0.4 million for the second quarter of 2010. The increase was primarily due to continued pre-marketing expenditures related to the commercial launch of ILUVIEN, which was previously expected in the first half of 2011, and the hiring of additional key personnel in the second half of 2010. Alimera expects continued increases in marketing expenses starting in late 2011 in anticipation of the commercialization of ILUVIEN.
As of June 30, 2011, Alimera had cash, cash equivalents and investments in marketable securities of $44.4 million, compared to $54.8 million as of December 31, 2010. In October 2010, Alimera obtained a $32.5 million senior secured credit facility comprised of a $12.5 million term loan and a $20.0 million working capital revolver. Alimera borrowed $6.25 million of the term loan upon the closing of the facility. The remaining $6.25 million was available only following FDA approval of ILUVIEN, but no later than July 31, 2011. In May 2011, Alimera and the lenders agreed to amend the terms of the credit facility given that the FDA’s review of the NDA was expected to extend beyond the July 31, 2011 deadline. The amended terms extend the FDA approval deadline for the second advance under the term loan to December 31, 2011, and increase the amount available under the second advance, from $6.25 million to $11.0 million.
“We continue to believe that our cash, cash equivalents, investments in marketable securities and credit facility are sufficient to fund our operations through the projected launch of ILUVIEN and the expected generation of revenue after approval,” said Mr. Myers.
Conference Call to be Held Today
Alimera will hold a conference call to discuss these second quarter 2011 results today at 4:30 P.M. ET. The conference call will be hosted by Dan Myers, President and Chief Executive Officer, and Rick Eiswirth, Chief Operating Officer and Chief Financial Officer.
To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of Alimera’s corporate website at http://www.alimerasciences.com.
A replay of the conference call will be available beginning August 4, 2011 at 7:30 P.M. ET and ending on August 18, 2011 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 84946031. A replay of the webcast will be available on the corporate website for two weeks, through August 18, 2011.

About ILUVIEN®
ILUVIEN is an investigational, extended release intravitreal insert that Alimera is developing for the treatment of DME. Each ILUVIEN insert is designed to provide a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of the corticosteroid fluocinolone acetonide (FAc). ILUVIEN is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The insertion device employs a 25-gauge needle, which allows for a self-sealing wound.
About Alimera Sciences, Inc.
Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently, Alimera is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate, ILUVIEN, is an investigational intravitreal insert containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. ILUVIEN is in development for the treatment of diabetic macular edema (DME), a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplate,” “predict,” “project,” “target,” “likely,” “potential, “ “continue, “ “will,” “would,” “should, “ “could,” or the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, inability of Alimera’s outside sales force to successfully sell and market ILUVIEN in the U.S. following regulatory approval and Alimera’s ability to operate its business in compliance with the covenants and restrictions that it is subject to under its credit facility, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s annual report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)
	(in thousands except share and per share data)

RESEARCH AND DEVELOPMENT EXPENSES	$1,751	$4,140	$3,508	$7,205
GENERAL AND ADMINISTRATIVE EXPENSES	1,866	1,174	3,406	2,078
MARKETING EXPENSES	1,309	379	2,426	626

OPERATING EXPENSES	4,926	5,693	9,340	9,909
INTEREST INCOME	2	14	14	16
INTEREST EXPENSE	(284)	(144)	(579)	(618)
GAIN ON EARLY EXTINGUISHMENT OF DEBT	—	1,343	—	1,343
DECREASE IN FAIR VALUE OF PREFERRED STOCK CONVERSION FEATURE	—	379	—	3,644

LOSS FROM CONTINUING OPERATIONS	(5,208)	(4,101)	(9,905)	(5,524)
INCOME FROM DISCONTINUED OPERATIONS	—	—	—	4,000

NET LOSS	(5,208)	(4,101)	(9,905)	(1,524)
REDEEMABLE PREFERRED STOCK ACCRETION	—	(107)	—	(466)
REDEEMABLE PREFERRED STOCK DIVIDENDS	—	(613)	—	(2,638)

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(5,208)	$(4,821)	$(9,905)	$(4,628)

NET LOSS PER SHARE APPLICABLE TO COMMON SHAREHOLDERS — Basic and diluted	$(0.17)	$(0.20)	$(0.32)	$(0.36)

WEIGHTED — AVERAGE SHARES OUTSTANDING — Basic and diluted	31,354,243	24,293,458	31,316,181	13,008,707

Balance Sheets
(in thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$43,932	$28,514
Investments in marketable securities	502	26,330
Prepaid expenses and other current assets	954	1,078
Deferred financing costs	265	272

Total current assets	45,653	56,194
PROPERTY AND EQUIPMENT — at cost less accumulated depreciation	221	220

TOTAL ASSETS	$45,874	$56,414

CURRENT LIABILITIES:
Accounts payable	$1,431	$1,677
Accrued expenses	1,352	2,731
Outsourced services payable	335	841
Notes payable	2,083	1,157
Capital lease obligations	11	11

Total current liabilities	5,212	6,417
LONG-TERM LIABILITIES:
Notes payable, net of discount — less current portion	4,000	4,767
Other long-term liabilities	12	18
STOCKHOLDERS’ EQUITY:
Common stock	314	313
Additional paid-in capital	234,680	233,338
Common stock warrants	415	415
Accumulated deficit	(198,759)	(188,854)

TOTAL STOCKHOLDERS’ EQUITY	36,650	45,212

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$45,874	$56,414